Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(in thousands, except share data)

The following unaudited pro forma condensed consolidated financial statement is based upon the historical financial statements of Merge Healthcare Incorporated (“Merge,” “we,” “us” or “our”) and D.R. Systems, Inc. (“DR Systems”) after giving effect to our acquisition of 91.5% of the issued and outstanding shares of DR Systems on February 25, 2015, followed by our acquisition of the remaining 8.5% of the issued and outstanding shares of DR Systems as of April 17, 2015.

On February 25, 2015, we acquired 91.5% of the outstanding common shares and voting interest of DR Systems for cash consideration of $76,514.  As of April 17, 2015, we acquired the remaining common stock of DR Systems for an estimated $7,104 and, as such, DR Systems became a 100% owned subsidiary of Merge.  On February 25, 2015, we issued 50,000 shares of preferred stock, par value $0.01 per share, for an aggregate purchase price of $50,000 pursuant to a stock purchase agreement.  We used the net proceeds to finance the acquisition of DR Systems and to pay fees related to the transactions.

The following unaudited pro forma condensed consolidated financial statement presents the historical statement of operations of Merge for the three months ended March 31, 2015, and the historical results of DR Systems for the period from January 1, 2015 through February 25, 2015, giving pro forma effect as if the acquisition and the preferred stock issuance had occurred on January 1, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the preferred stock issuance and the acquisition, are factually supportable and have a recurring impact.  The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future operating results of the combined company.  The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

The acquisition of DR Systems was accounted for in accordance with ASC Topic No. 805, Business Combinations.  The total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed using estimates made by us based on the work performed by independent valuation specialists, primarily through the use of discounted cash flow techniques.  The allocation of the purchase price used in this unaudited pro forma condensed consolidated statement of operations is preliminary and we expect to make adjustments, some of which could be material, until such time that we complete the final purchase price allocation.

Subsequent to the acquisition of DR Systems, we reversed a portion of a deferred tax asset valuation allowance that had been established against our net deferred tax assets related to U.S. consolidated federal and state jurisdictions.  The release of this valuation allowance was not a direct result of our acquisition of DR Systems and occurred after the acquisition.  The acquisition included additional sources of taxable income such as the reversal of temporary differences that are available to offset our deferred tax assets in future periods.  The net income impact of the tax valuation allowance release was a tax benefit of approximately $18.4 million in 2015.  Merge has significant net operating loss carryforwards for federal income tax purposes and has, therefore, assumed no additional income tax expense in the unaudited pro forma condensed consolidated statement of operations in connection with this pro forma financial information.

The preferred stock issuance was accounted for in accordance with ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities.  We have excluded the impact of the amortization of the beneficial conversion feature and the accretion to redemption value recognized in the three months ended March 31, 2015, from preferred stock dividends and dividend equivalents in the unaudited pro forma condensed consolidated statement of operations for March 31, 2015, as they are nonrecurring. We have included the 8.5% preferred stock dividend in the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2015, as if the preferred stock had been issued on January 1, 2014 and a quarterly dividend had been paid.

The unaudited pro forma condensed consolidated statement of operations does not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Merge may achieve with respect to the combined operations. We have already incurred and anticipate incurring costs related to the preferred stock issuance and the acquisition. Based upon information available at the date of preparation of this pro forma financial statement, we anticipate total costs of the acquisition to be incurred will approximate $0.4 million for the acquisition.

The unaudited pro forma condensed consolidated financial statement should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the following:

•	Merge’s Annual Report on Form 10-K for the year ended December 31, 2014;
•	Merge’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015;
•	Merge’s Current Report on Form 8-K/A filed on May 11, 2015. See Exhibit 99.1 for the DR Systems’ audited financial statements for the years ended December 31, 2014 and December 31, 2013.

MERGE HEALTHCARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Three Months Ended March 31, 2015
(In thousands, except for share data)

	Historical Merge	Historical DR Systems January 1 through February 25, 2015	Pro Forma Adjustments		Pro Forma Combined
			(Note 3)
Net sales	$54,403	$6,628	$-		$61,031
Cost of sales	22,227	1,024	486	(1)	23,737
Gross margin	32,176	5,604	(486)		37,294
Operating costs and expenses:
Sales and marketing	8,978	585	-		9,563
Product research and development	8,228	1,528	-		9,756
General and administrative	7,512	2,880	-		10,392
Acquisition-related expenses	351	-	(351)	(2)	-
Restructuring and other expenses	1,178	-	-		1,178
Depreciation and amortization	2,099	24	291	(3)	2,414
Total operating costs and expenses	28,346	5,017	(60)		33,303

Operating income	3,830	587	(426)		3,991
Other income (expense)	(4,526)	3	-		(4,523)
Income (loss) before income taxes	(696)	590	(426)		(532)
Income tax expense (benefit)	(18,391)	53	-	(4)	(18,338)
Net income	17,695	537	(426)		17,806
Less: noncontrolling interest's share	(76)	-	76	(5)	-
Net income attributable to Merge	17,771	537	(502)		17,806
Less: preferred stock dividends and dividend equivalents related to accretion	5,328	-	(4,265)	(6)	1,063
Net income attributable to common shareholders of Merge	$12,443	$537	$3,763		$16,743

Net income per share attributable to common shareholders of Merge - basic	$0.11				$0.15
Weighted average number of common shares outstanding - basic	96,616,916				96,616,916

Net income per share attributable to common shareholders of Merge - diluted	$0.11				$0.15
Weighted average number of common shares outstanding - diluted	98,017,786				98,017,786

Note 1.	Basis of Pro Forma Presentation

On February 25, 2015, we acquired 91.5% of the outstanding common shares and voting interest of DR Systems for cash consideration of $76,514. As of April 17, 2015, we acquired the remaining common stock of DR Systems for an estimated $7,104 and, as such, DR Systems became a 100% owned subsidiary of Merge. On February 25, 2015, we issued 50,000 shares of Preferred Stock, par value $0.01 per share for an aggregate purchase price of $50,000 pursuant to a stock purchase agreement.  We used the net proceeds to finance the acquisition of DR Systems and to pay fees related to the transactions.

The unaudited pro forma condensed consolidated financial statement is based on the historical financial statements of Merge and DR Systems after giving effect to the preferred stock issuance, the acquisition and certain pro forma adjustments.

The unaudited pro forma condensed consolidated statement of operations assumes that Merge’s acquisitions of DR Systems occurred on January 1, 2014.  The Merge unaudited pro forma condensed consolidated statement of operations combines the historical results of Merge for the three months ended March 31, 2015, and the historical results of DR Systems for the period from January 1, 2015 to February 25, 2015, and includes pro forma adjustments.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had the acquisitions described above been consummated as of January 1, 2014.

Note 2.	Purchase Price and Preliminary Purchase Price Allocation

The total purchase price for DR Systems was $76,514 on February 25, 2015.  As of April 17, 2015, we acquired the remaining common stock of DR Systems for an estimated $7,104.

The purchase price for DR Systems will be allocated to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values as of the date the acquisition is completed.  The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill.  Based upon a preliminary valuation, the preliminary purchase price for DR Systems would be allocated as set forth in the following table:

Estimated Fair Value
Cash	$13,455
Other tangible assets	4,773
Deferred revenue	(11,196)
Deferred tax liabilities	(18,817)
Liabilities assumed	(4,446)
Customer relationships	17,620
Trade names	420
Non-competes	280
Purchased software and technology	28,640
Goodwill	52,889
Total consideration	$83,618

The preliminary allocation of the purchase price of DR Systems is based upon management’s estimates.  These estimates and assumptions are subject to change upon final valuation.

Identifiable intangible assets subject to amortization:  Identifiable intangible assets acquired that are subject to amortization include customer relationships, trade names, non-compete agreements with certain employees and purchased software and technology. Customer relationships represent the value of underlying relationships and agreements with customers. Trade names represent the fair value of marketing-related acquired assets. Purchased software and technology is comprised of products that have reached technological feasibility.

Estimated useful lives of intangible assets for the purposes of these pro forma statements are set forth in the following table:

Estimated useful lives of identified intangible assets:	Years	Amortization Method

Customer relationships	12.0	Straight-line
Trade names	2.0	Straight-line
Non-competes	4.0	Straight-line
Purchased software and technology	9.8	Straight-line
Goodwill	Indefinite	N/A

The pro forma results of operations include adjustments to recognize the effects of these intangible assets and the associated amortization. The DR Systems intangible assets subject to amortization are being amortized on a straight line basis, which approximates Merge’s historical treatment for the majority of such assets.

Note 3.	Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2015:

(1)	To record amortization related to the purchased and developed software recognized from the acquisition DR Systems.

(2)	To remove acquisition expenses related to the DR Systems acquisition as they are nonrecurring.

(3)	To record amortization related to the customer relationships, trade names and non-compete agreements recognized from the acquisition of DR Systems.

(4)	The tax benefit of $18.4 million primarily relates to a deferred tax asset valuation allowance release recognized during the three months ended March 31, 2015.

(5)	To remove the noncontrolling interest’s effect in the three months ended March 31, 2015, since we have assumed the acquisition of DR Systems and all related transactions occurred on January 1, 2014, for this unaudited pro forma condensed consolidated statement of operations.

(6)	To remove nonrecurring preferred stock deemed dividend and accretion to redemption value recorded in the three months ended March 31, 2015, and to record the 8.5% annual preferred stock dividend for the period from January 1, 2015 through February 24, 2015, as if preferred stock issuance had occurred on January 1, 2014 and the dividend had been paid for the full three months ended March 31, 2015.

	Historical Merge	Pro Forma Adjustments	Pro Forma Combined
Preferred stock deemed dividend	$4,349	$(4,349)	$-
Preferred stock dividend equivalents related to accretion	566	(566)	-
Preferred stock dividends paid or payable	413	650	1,063
	$5,328	$(4,265)	$1,063